Exhibit 10.31

Summary of Non-Employee Director Fees

The Allstate Corporation pays each non-employee member of the Board of Directors an annual retainer fee of $40,000.  In addition, it pays each chair of a committee of the Board an additional annual retainer fee of $10,000.  These fees are paid on June 1 of each year.  The fees are prorated to the extent that a non-employee director joins the Board after June 1 or is expected to serve for less than 12 months due to, for example, retirement.